Exhibit 99.1

DRS Technologies Reports Record Third Quarter and Nine-Month Results;
        Quarter's Revenues, Operating Income and Net Earnings
                Advance 68%, 72% and 57%, Respectively;
         Bookings and Backlog Reach New Highs; Company Raises
                         Fiscal 2004 Guidance

    PARSIPPANY, N.J.--(BUSINESS WIRE)--Feb. 12, 2004--

    DRS Technologies, Inc. (NYSE: DRS) today reported record financial results for the third quarter and nine-month period ended December
31, 2003. Results for both periods reflected significant gains in revenues, operating income and net earnings over prior-year periods. Third quarter record new orders for products and services increased funded backlog at the end of the period to the highest level in the company's history.

    Fiscal 2004 Third Quarter Results

    For the third quarter ended December 31, 2003, revenues were $280.6 million, a 68 percent increase over revenues of $167.5 million for last year's third quarter. Record revenues for the fiscal 2004 three-month period primarily were attributable to strong organic growth, businesses acquired in fiscal 2003 and the company's acquisition of Integrated Defense Technologies, Inc. completed during the fiscal 2004 third quarter.
    Operating income of $28.4 million was 72 percent higher than the $16.6 million reported for the same quarter of fiscal 2003. Fiscal 2004 third quarter record operating income was attributable to the higher overall sales volume and strong performance in each of the company's operating segments. Operating income as a percentage of sales was 10.1 percent, compared with 9.9 percent for the third quarter last year.
    Net earnings before interest, taxes, depreciation and amortization (EBITDA) were $36.7 million for the third quarter of fiscal 2004, 78 percent higher than EBITDA of $20.6 million reported for the comparable period a year earlier. EBITDA as a percentage of sales was
13.1 percent, compared with 12.3 percent for the same period a year ago.
    Net earnings for the three-month period ended December 31, 2003 were 57 percent higher than a year ago at $11.6 million, or $0.45 per diluted share, on 25.7 million weighted average diluted shares outstanding. Third quarter net earnings last year were $7.4 million, or $0.41 per diluted share, on 18.2 million weighted average diluted shares outstanding.
    Free cash flow (net cash flow provided by operating activities less capital expenditures) for the third quarter was $7.1 million.
    "DRS's results for the third quarter of fiscal 2004 were outstanding, with strong performance reported in all major metrics by each of our operating segments," said Mark S. Newman, chairman, president and chief executive officer of DRS Technologies. "With new records achieved for the period in sales and profitability, and robust new order flow enhanced by backlog from Integrated Defense Technologies acquired during the quarter, the company is well positioned for a solid fourth quarter and a strong finish to the fiscal year."

    New Contract Awards and Backlog

    DRS secured a third quarter record of $355.9 million in new orders for products and services during the period, reflecting an increase of 52 percent above $234.1 million in bookings for the comparable prior-year period. For the first nine months of fiscal 2004, the company was awarded $769.7 million in new contracts, 53 percent higher than the same nine-month period in the previous year. Funded backlog at December 31, 2003 climbed to $1.27 billion, 51 percent above backlog of $844.0 million at the end of the third quarter of fiscal 2003 and 46 percent higher than backlog of $867.1 million at March 31, 2003, the company's previous fiscal year end.

    New contract awards during the third quarter included:

    -- $85 million in new orders for infrared sighting and targeting systems supporting airborne military applications. The most significant bookings related to the Mast Mounted Sight program supporting the U.S. Army's Kiowa Warrior helicopter;

    -- $64 million in funding for power generation, distribution, motor control and propulsion systems primarily for U.S. Navy surface ships, aircraft carriers and submarines, including significant orders supporting the Navy's nuclear and ship controls product lines for next-generation combatant submarines, surface ships and legacy shipboard applications;

    -- $42 million in new contracts for infrared sighting and targeting systems supporting the U.S. Army and U.S. Navy. The most significant bookings related to the Long Range Advanced Scout Surveillance System (LRAS3) for the Army's scout reconnaissance vehicles supporting Brigade Reconnaissance Troops, Armor and Infantry Battalion Scout Platoons, and Stryker Brigade Combat Teams;

    -- $33 million in awards for computers and peripheral equipment supporting battlefield digitization efforts for U.S. Army and international military operations. The largest contract was for Applique Computer Systems for the U.S. Army's Force XXI Battle Command, Brigade and Below (FBCB2) program. Installed on M1A2 Abrams Main Battle Tanks and M2A3 Bradley Fighting Vehicles, these systems will support the Army's Blue Force Tracking requirements, which include beyond line-of-sight reporting and tracking, as well as significant improvements in information integration for the Army's battlefield visualization efforts;

    -- $19 million in funding for infrared sensors and advanced electro-optical technology development supporting weapons, remote surveillance, soldier systems and electronic countermeasures. The largest awards were associated with AN/TAS-4(X) Sights for the Tube-launched, Optically-tracked, Wire-guided (TOW) Weapons System Sights that will upgrade first generation infrared weapon sights already in use, providing enhanced performance, increased reliability and extended service life;

    -- $19 million in new orders to provide engineering and manufacturing services for combat display systems associated with the U.S. Navy's AN/UYQ-70 Advanced Display Systems program supporting ships, aircraft and submarines;

    -- $19 million in new contracts for communications, data link, electronic warfare and surveillance systems. The most significant bookings were associated with the supply and integration of sensors for an international coastal and border surveillance application;

    -- $16 million in new awards for signal processing systems and computer equipment used primarily in U.S. intelligence operations;

    -- $14 million in contracts for ground vehicle electronic test, diagnostics and energy management. The largest award was for Direct Support Electrical System Test Sets (DSESTS) for use on M1A1, M1A2 and M1A2 System Enhancement Program (SEP) Abrams Main Battle Tanks and the M2/M3 family of Bradley Fighting Vehicles; and

    -- $11 million in new orders for avionics systems, mission and flight recorders, and high-speed digital imaging systems used on aircraft, including formation flying systems supporting the U.S. Air Force C-17 Globemaster III tactical transport aircraft and U.S. Navy C-130 Hercules aircraft.

    Balance Sheet Highlights

    At December 31, 2003, the company had $29.7 million in cash and cash equivalents. Total debt on December 31, 2003 was $593.5 million, compared with $225.1 million at the end of fiscal 2003. During the quarter, the company completed an offering of $350 million in 6.875 percent senior subordinated notes due 2013. DRS used the net proceeds from the offering, together with a portion of its available cash and initial borrowings under an amended and restated credit facility, to fund the acquisition of Integrated Defense Technologies during the period, to repay certain of the company's and Integrated Defense Technologies' outstanding indebtedness, and to pay related fees and expenses.

    Segment Results

    DRS's Electronic Systems Group reported substantial increases in all major metrics for the third quarter of fiscal 2004. Sales of $122.9 million were up 53 percent from $80.2 million a year ago, and operating income of $11.8 million was an 82 percent improvement over $6.5 million for the same prior-year period. The increases were due primarily to the benefit of a full three months of operations from the company's tactical computer systems business, as a result of the company's November 2002 acquisition of Paravant Inc., higher organic performance in the power systems business, coupled with the addition of programs from two power systems-related acquisitions completed in the fourth quarter of fiscal 2003, and higher performance in electronic manufacturing services. The group's 9.6 percent operating margin was a 19 percent improvement over the 8.1 percent operating margin reported for the third quarter last year. Quarterly bookings of $137.8 million contributed to a record funded backlog of approximately $477.7 million at December 31, 2003, 16 percent above backlog at the same time last year.
    Third quarter results for DRS's Electro-Optical Systems Group reflected increases in sales, operating income, bookings and backlog. Revenues of $77.9 million were 24 percent higher than sales of $62.9 million in the prior year. Revenue growth was mostly organic, driven primarily by the group's ground-based and airborne electro-optical sighting system product lines, and uncooled infrared technology development for military applications. Operating income of $8.6 million was 19 percent higher than the $7.3 million reported in the prior year and reflected a healthy 11.0 percent operating margin. The group's fiscal 2004 third quarter profitability continued to be positively influenced by the completion in fiscal 2003 of the transfer and integration of certain ground vehicle and airborne sighting system programs with existing company facilities. Robust new orders of $143.5 million during the quarter were 80 percent above the comparable period a year earlier and contributed to a record funded backlog of $376.4 million at December 31, 2003, 22 percent higher than the same time last year.
    The company's Flight Safety and Communications Group reported increases in all major metrics for the third quarter of fiscal 2004. Revenues of $28.0 million were 14 percent higher than the same period last year. The group's $3.5 million in operating income was 25 percent above the $2.8 million posted last year, reflecting a strong 12.5 percent operating margin. Record third quarter sales were attributable primarily to higher volume in electronic manufacturing services and increases in international border surveillance systems and secure communications products. Higher operating income was due to increased volume in contract manufacturing services, surveillance systems and data link products, as well as improved profitability associated with the company's aircraft boresighting and mission recorder systems product lines. Third quarter bookings of $28.9 million were 85 percent higher than the same period last year and contributed to funded backlog of $135.3 million at the end of the quarter, 9 percent above backlog at the same time a year ago.
    DRS's Intelligence, Training and Test Group, formed with the company's acquisition of Integrated Defense Technologies, reported revenues of $51.8 million and operating income of $4.5 million, reflecting an operating margin of 8.7 percent, for the period beginning November 4, 2003, the effective acquisition date, through the end of DRS's fiscal third quarter. The group booked $45.7 million in new contract awards during the period primarily associated with signal intelligence gathering equipment, ground vehicle test and diagnostic systems, and airborne electronic warfare systems, which contributed to funded backlog of $282.6 million at December 31, 2003.

    Fiscal 2004 Nine-Month Results

    For the first nine months of fiscal 2004, DRS posted record revenues of $654.1 million, 42 percent above revenues of $460.0 million for the same period last year. Higher sales for the nine-month period were primarily attributable to increases in the company's tactical systems and power systems businesses, growth in the company's electro-optical systems segment, and the addition of sales from the company's acquisition of Integrated Defense Technologies in the third quarter.
    Operating income of $66.0 million was 44 percent above the $46.0 million reported for the same period a year earlier. Nine-month operating income as a percentage of sales was 10.1 percent, compared with 10.0 percent for the same period a year ago. Record operating income during the period was the result of significantly higher sales in the company's electronic systems segment, reflecting the benefit of a full nine months of sales from the fiscal 2003 acquired tactical systems businesses and sales growth in the power systems business, higher sales in the electro-optical systems segment and the addition of sales from the acquisition of Integrated Defense Technologies in the third quarter.
    For the first nine months of the fiscal year, the company posted record EBITDA of $84.3 million, 49 percent higher than the $56.5 million reported for the same prior-year period. EBITDA as a percentage of sales was 12.9 percent and was 12.3 percent for the comparable nine months last year.
    Record net earnings for the nine-month period increased 38 percent to $28.4 million, or $1.19 per diluted share, on 23.9 million weighted average diluted shares outstanding. Net earnings for the nine-month period a year earlier were $20.5 million, or $1.15 per diluted share, on 17.8 million weighted average diluted shares outstanding. The 34 percent increase in weighted average diluted shares outstanding for the first nine months of fiscal 2004 was principally due to the equity offering completed by the company in the third quarter of fiscal 2003.
    Free cash flow for the nine-month period was approximately $22.2 million.

    Acquisition

    On November 4, 2003, the company acquired all of the outstanding stock of Integrated Defense Technologies, Inc. (IDT) utilizing cash and stock, as announced previously. The cash portion of the acquisition, together with $173.3 million of IDT's net debt that was refinanced, aggregated approximately $436 million at closing. Total consideration for the acquisition, including the value of approximately 4.3 million shares of DRS common stock issued, was approximately $540.7 million before transaction expenses.
    The purchase was financed by utilizing existing excess cash on hand, bank borrowings in the form of a $236 million amended and restated credit facility, and the issuance of $350 million in 6.875 percent senior subordinated notes due 2013. The company said IDT was immediately accretive to earnings and cash flow.
    The addition of IDT was a milestone achievement in the implementation of the company's business strategy, extensively diversifying DRS's product base and expanding customer relationships. The transaction has enhanced the company's content on key U.S. Army and Navy weapons programs, contributed a significant new base of U.S. Air Force programs and greatly expanded DRS's intelligence agency business, creating a formidable, defense electronics industry competitor. The company is integrating this new operation and expects to fully leverage the strengths and synergies the combination offers.

    Fiscal 2004 and Fourth Quarter Guidance

    The company provided guidance for the fourth quarter of fiscal 2004, indicating it expects revenues to increase by approximately 40 percent over last year's fourth quarter to range between $310 million and $325 million. The new company guidance pointed to the continuance of a healthy operating margin, with diluted earnings per share of $0.52 to $0.55 anticipated on approximately 27.5 million weighted average diluted shares outstanding, compared with diluted earnings per share of $0.42 on 22.9 million weighted average diluted shares outstanding for last year's fourth quarter.
    For the fiscal year ending March 31, 2004, the company increased earlier revenue guidance of $940 million to $965 million and said it now expects full-year sales to range between $960 million and $975 million, an increase of approximately 43 percent over fiscal 2003 sales. Previous guidance for organic revenue growth of 5 to 7 percent and an operating margin of 10 percent or greater was reaffirmed. The company raised its previous guidance of $1.68 to $1.71 in diluted earnings per share and now anticipates a range of $1.71 to $1.74. New guidance increased weighted average diluted shares outstanding from
24.7 to 25.1 million, compared with 19.1 million in fiscal 2003. The company said it expects to generate $25 million to $35 million in free cash flow for the current fiscal year.

    Outlook

    "Supported by a highly competitive market position and more program diversification than ever before, we continue to expand our participation in key areas of interest to the defense community," said Mr. Newman. "The company remains on track to achieve planned objectives in the fourth quarter and to complete fiscal 2004 with record results."
    DRS Technologies, headquartered in Parsippany, New Jersey, provides leading edge products and services to defense, government intelligence and commercial customers. Focused on defense technology, DRS develops and manufactures a broad range of mission critical systems. The company employs 5,700 people worldwide.
    For more information about DRS Technologies, please visit the company's web site at www.drs.com.

    SAFE HARBOR: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to the Company's expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. The Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

    Note to Investors:

    DRS Technologies will host a conference call, which will be simultaneously broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, corporate communications/investor relations, will host the call, which is scheduled for today, Thursday, February 12, 2004 at 9:30 a.m. EST. Listeners can access the call live and archived by visiting DRS's web site at http://www.shareholder.com/drs or by visiting CCBN's institutional investor site at http://www.street events.com or individual investor center at http://www.companyboardroom.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
       CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                 (Millions Except Earnings per Share)

                                       Three Months Ended December 31,
                                       -------------------------------
                                              2003(1)(4)     2002(2)
                                              ----           ----
Revenues                                  $      280.6   $      167.5
Operating Income                          $       28.4   $       16.6
Interest and Related Expenses             $        7.5   $        2.7
Earnings before Income Taxes              $       20.4   $       13.7
Income Tax Expense                        $        8.8   $        6.3
Net Earnings                              $       11.6   $        7.4
Net Earnings per Share of Common Stock:
         Basic                            $        .46   $        .42
         Diluted                          $        .45   $        .41
Weighted Average Number of Shares of
Common Stock Outstanding:
         Basic                                    25.3           17.6
         Diluted                                  25.7           18.2

                                        Nine Months Ended December 31,
                                        ------------------------------
                                               2003(1)(4)   2002(2)(3)
                                               ----         ----
Revenues                                  $      654.1   $      460.0
Operating Income                          $       66.0   $       46.0
Interest and Related Expenses             $       14.7   $        7.4
Earnings before Income Taxes              $       50.3   $       38.0
Income Tax Expense                        $       21.9   $       17.5
Net Earnings                              $       28.4   $       20.5
Net Earnings per Share of Common Stock:
         Basic                            $       1.21   $       1.20
         Diluted                          $       1.19   $       1.15
Weighted Average Number of Shares of
Common Stock Outstanding:
         Basic                                    23.4           17.1
         Diluted                                  23.9           17.8



    (1) Fiscal 2004 third quarter and nine-month results include the operations of DRS Electric Power Technologies, Inc., as a result of the acquisition of Kaman Corporation's Electromagnetics Development Center on January 15, 2003, and DRS Power Technology, Inc., as a result of the acquisition of Power Technology Incorporated on February 14, 2003.

    (2) Fiscal 2003 third quarter and nine-month results reflect the operations of the Company's DRS Advanced Programs unit through the date of sale on November 22, 2002.

    (3) Fiscal 2003 nine-month results reflect the operations of the Company's DRS Ahead Technology unit through the date of sale on May 27, 2002.

    (4) Fiscal 2004 third quarter and nine-month results include the operations of the Company's Intelligence, Training and Test Group, as a result of the acquisition of Integrated Defense Technologies, Inc. on November 4, 2003.



                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                  NON-GAAP FINANCIAL DATA (UNAUDITED)
                             ($ Millions)

                                       Three Months Ended December 31,
                                       -------------------------------
Reconciliation of Non-GAAP                 2003(1)(3)       2002(2)
                                           ----             ----
Financial Data:
     Net Earnings                          $       11.6   $       7.4
     Income Taxes                                   8.8           6.3
     Interest Income                               (0.1)         (0.2)
     Interest and Related Expenses                  7.5           2.7
     Amortization and Depreciation                  8.9           4.4
                                           ------------   -----------
     EBITDA(5)                             $       36.7   $      20.6
     Income Taxes                                  (8.8)         (6.3)
     Interest Income                                0.1           0.2
     Interest and Related Expenses                 (7.5)         (2.7)
     Deferred Income Taxes                          0.1           0.6
     Changes in Assets and Liabilities,
         Net of Effects from Business
         Combinations and Divestitures             (9.6)        (12.2)
     Other, Net                                     2.8           0.6
                                           -------------  -----------
     Net Cash Provided by
     Operating Activities                  $       13.8   $       0.8
     Capital Expenditures                          (6.7)         (3.9)
                                           -------------  -----------
     Free Cash Flow(6)                     $        7.1   $      (3.1)


                                        Nine Months Ended December 31,
                                        ------------------------------
Reconciliation of Non-GAAP                  2003(1)(3)    2002(2)(4)
                                            ----          ----
Financial Data:
     Net Earnings                          $       28.4   $      20.5
     Income Taxes                                  21.9          17.5
     Interest Income                               (0.6)         (0.8)
     Interest and Related Expenses                 14.7           7.4
     Amortization and Depreciation                 19.9          11.9
                                           ------------   -----------
     EBITDA(5)                             $       84.3   $      56.5
     Income Taxes                                 (21.9)        (17.5)
     Interest Income                                0.6           0.8
     Interest and Related Expenses                (14.7)         (7.4)
     Deferred Income Taxes                          0.2           0.7
     Changes in Assets and Liabilities,
         Net of Effects from Business
         Combinations and Divestitures            (15.3)         (9.4)
     Other, Net                                     4.9           1.7
                                           -------------  -----------
     Net Cash Provided by
     Operating Activities                  $       38.1   $      25.4
     Capital Expenditures                         (15.9)        (13.2)
                                           ------------   -----------
     Free Cash Flow(6)                     $       22.2   $      12.2




    (1) Fiscal 2004 third quarter and nine-month results include the operations of DRS Electric Power Technologies, Inc., as a result of the acquisition of Kaman Corporation's Electromagnetics Development Center on January 15, 2003, and DRS Power Technology, Inc., as a result of the acquisition of Power Technology Incorporated on February 14, 2003.

    (2) Fiscal 2003 third quarter and nine-month results reflect the operations of the Company's DRS Advanced Programs unit through the date of sale on November 22, 2002.

    (3) Fiscal 2004 third quarter and nine-month results include the operations of the Company's Intelligence, Training and Test Group, as a result of the acquisition of Integrated Defense Technologies, Inc. on November 4, 2003.

    (4) Fiscal 2003 nine-month results reflect the operations of the Company's DRS Ahead Technology unit through the date of sale on May 27, 2002.

    (5) The Company defines EBITDA as net earnings before net interest and related expenses (primarily amortization of debt issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash from operating activities. The table above presents the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or net cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, and income taxes. EBITDA, as we defined it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

    (6) The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses and make other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital.




                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
               THIRD QUARTER SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                       Three Months Ended December 31,
                                       -------------------------------
                                               2003         2002(4)
                                               ----         ----
Revenues

Electronic Systems Group(1)(2)             $    122.9      $    80.2
Electro-Optical Systems Group                    77.9           62.9
Flight Safety and Communications Group           28.0           24.4
Intelligence, Training and Test Group(3)         51.8              -
--------------------------------------------------------------------
Consolidated                               $    280.6      $   167.5
--------------------------------------------------------------------

Operating Income
Electronic Systems Group(1)(2)             $     11.8      $     6.5
Electro-Optical Systems Group                     8.6            7.3
Flight Safety and Communications Group            3.5            2.8
Intelligence, Training and Test Group(3)          4.5              -
--------------------------------------------------------------------
Consolidated                               $     28.4      $    16.6
--------------------------------------------------------------------

Operating Margin
Electronic Systems Group(1)(2)                    9.6%           8.1%
Electro-Optical Systems Group                    11.0%          11.6%
Flight Safety and Communications Group           12.5%          11.5%
Intelligence, Training and Test Group(3)          8.7%             -
Consolidated                                     10.1%           9.9%
--------------------------------------------------------------------

Bookings
Electronic Systems Group(1)(2)             $    137.8      $   135.1
Electro-Optical Systems Group                   143.5           83.4
Flight Safety and Communications Group           28.9           15.6
Intelligence, Training and Test Group(3)         45.7              -
--------------------------------------------------------------------
Consolidated                               $    355.9      $   234.1
--------------------------------------------------------------------

Backlog
Electronic Systems Group(1)(2)             $    477.7      $   411.6
Electro-Optical Systems Group                   376.4          309.7
Flight Safety and Communications Group          135.3          122.7
Intelligence, Training and Test Group(3)        282.6              -
--------------------------------------------------------------------
Consolidated                               $  1,272.0      $   844.0
--------------------------------------------------------------------



    (1) Fiscal 2004 third quarter results include the operations of DRS Electric Power Technologies, Inc., as a result of the acquisition of Kaman Corporation's Electromagnetics Development Center on January 15, 2003, and DRS Power Technology, Inc., as a result of the acquisition of Power Technology Incorporated on February 14, 2003.

    (2) Fiscal 2003 third quarter results reflect the operations of the Company's DRS Advanced Programs unit through the date of sale on November 22, 2002.

    (3) Fiscal 2004 third quarter results include the operations of the Company's Intelligence, Training and Test Group, as a result of the acquisition of Integrated Defense Technologies, Inc. on November 4, 2003.

    (4) Certain fiscal 2003 third quarter results were adjusted to conform to the Company's current operating structure.




                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                NINE-MONTH SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)


                                        Nine Months Ended December 31,
                                               2003           2002(5)
Revenues
Electronic Systems Group(1)(2)               $  313.4       $   184.1
Electro-Optical Systems Group                   218.2           200.4
Flight Safety and Communications Group           70.7            74.1
Intelligence, Training and Test Group(3)         51.8               -
Other(4)                                            -             1.4
---------------------------------------------------------------------
Consolidated                                 $  654.1       $   460.0
---------------------------------------------------------------------

Operating Income (Loss)
Electronic Systems Group(1)(2)               $   31.0       $    12.1
Electro-Optical Systems Group                    23.0            26.8
Flight Safety and Communications Group            7.5             7.8
Intelligence, Training and Test Group(3)          4.5               -
Other(4)                                            -            (0.7)
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Consolidated                                 $   66.0       $    46.0
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Operating Margin
Electronic Systems Group(1)(2)                    9.9%            6.6%
Electro-Optical Systems Group                    10.5%           13.4%
Flight Safety and Communications Group           10.5%           10.5%
Intelligence, Training and Test Group(3)          8.7%              -
Other(4)                                            -              NM
Consolidated                                     10.1%           10.0%
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Bookings
Electronic Systems Group(1)(2)               $  361.0       $   238.4
Electro-Optical Systems Group                   292.1           190.4
Flight Safety and Communications Group           70.9            73.9
Intelligence, Training and Test Group(3)         45.7               -
Other(4)                                            -             1.2
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Consolidated                                 $  769.7       $   503.9
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Backlog
Electronic Systems Group(1)(2)               $  477.7       $   411.6
Electro-Optical Systems Group                   376.4           309.7
Flight Safety and Communications Group          135.3           122.7
Intelligence, Training and Test Group(3)        282.6               -
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Consolidated                                 $1,272.0       $   844.0
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    (1) Fiscal 2004 nine-month results include the operations of DRS
        Electric Power Technologies, Inc., as a result of the acquisition of Kaman Corporation's Electromagnetics Development Center on January 15, 2003, and DRS Power Technology, Inc., as a result of the acquisition of Power Technology Incorporated on February 14, 2003.

    (2) Fiscal 2003 nine-month results reflect the operations of the Company's DRS Advanced Programs unit through the date of sale on November 22, 2002.

    (3) Fiscal 2004 nine-month results include the operations of the Company's Intelligence, Training and Test Group, as a result of the acquisition of Integrated Defense Technologies, Inc. on November 4, 2003.

    (4) Fiscal 2003 nine-month results reflect the operations of the Company's DRS Ahead Technology unit through the date of sale on May 27, 2002.

    (5) Certain fiscal 2003 third quarter results were adjusted to conform to the Company's current operating structure.

    NM - Not Meaningful


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
                             ($ Thousands)

                                            December 31,     March 31,
                                                2003            2003
Assets
Cash and Cash Equivalents                 $     29,686     $   95,938
Other Current Assets                           456,963        293,361
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Total Current Assets                           486,649        389,299
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Property, Plant and Equipment, Net             149,293         87,610
Goodwill, Intangibles and Other Assets       1,008,298        495,212
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Total Assets                              $  1,644,240     $  972,121
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Liabilities and Stockholders' Equity
Short-Term Debt                           $      1,180     $      521
Current Installments of Long-Term Debt           5,887          7,717
Accounts Payable and Other Current
 Liabilities                                   431,025        281,037
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Total Current Liabilities                      438,092        289,275
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Long-Term Debt, Excluding Current
 Installments                                  586,417        216,837
Other Liabilities                               38,084         27,829
Stockholders' Equity                           581,647        438,180
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Total Liabilities and Stockholders'
 Equity                                   $  1,644,240     $  972,121
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    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973/898-1500